Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GLOBUS MEDICAL, INC.

David C. Paul hereby certifies that:

ONE: The original name of this company is Globus Medical, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was March 3, 2003.

TWO: He is the duly elected and acting President of Globus Medical, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this company is Globus Medical, Inc. (the “Company” or the “Corporation”).

II.

The address of the registered office in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd. The mailing address of the registered office of the Corporation is the same as its street address.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. Effective immediately upon filing of this Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “Effective Time”), and without further action on the part of the holders of Preferred Stock of the Corporation, the following shall occur (the “Conversion”):

1. each then-outstanding share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall convert, immediately and automatically, into fifteen (15) shares of Class B Common Stock of the Corporation.

2. each then-outstanding share of Series B Preferred Stock outstanding immediately prior to the Effective Time shall convert, immediately and automatically, into fifteen (15) shares of Class B Common Stock of the Corporation.

3. each then-outstanding share of Series C Preferred Stock outstanding immediately prior to the Effective Time shall convert, immediately and automatically, into fifteen (15) shares of Class B Common Stock of the Corporation.

4. each then-outstanding share of Series D Preferred Stock outstanding immediately prior to the Effective Time shall convert, immediately and automatically, into one (1) share of Class A Common Stock of the Corporation.

B. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is seven hundred nine million eight hundred sixty-nine thousand eight hundred eighty-one (709,869,881) shares, six hundred fifty-nine million one hundred seventy-eight thousand six hundred thirty-six (659,178,636) shares of which shall be Common Stock (the “Common Stock”) and fifty million six hundred ninety-one thousand two hundred forty-five (50,691,245) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

C. All numbers of shares, and all amounts stated on a per share basis, contained in this Amended and Restated Certificate of Incorporation are stated after giving effect to the Conversion and no further adjustment shall be made as a consequence of such Conversion.

D. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

E. Fifty million six hundred ninety-one thousand two hundred forty-five (50,691,245) of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”). Three hundred fifty million (350,000,000) of the authorized shares of Common Stock are hereby designated “Class A Common Stock” and three hundred nine million one hundred seventy-eight thousand six hundred thirty-six (309,178,636) of the authorized shares of Common Stock are hereby designated “Class B Common Stock”.

F. The rights, preferences, privileges, restrictions and other matters relating to the Series E Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series E Preferred, in preference to the holders of Common Stock, shall be entitled to receive, only when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum (the

“Dividend Rate”) on each outstanding share of Series E Preferred. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative and shall not accrue (unless and to the extent declared by the Board but not yet paid).

(b) The “Original Issue Price” of the Series E Preferred shall be two dollars and seventeen cents ($2.17) (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

(c) So long as any shares of Series E Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all declared but unpaid dividends as set forth in Section 1(a) above on the Series E Preferred shall have been paid, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii) distributions to holders of Common Stock in accordance with Sections 3 and 4.

(d) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series E Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(h) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) the Series E Preferred as may be required by this Amended and Restated Certificate of Incorporation.

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Series E Preferred shall be entitled to the number of votes equal to the sum of (i) the number of shares of Class B Common Stock into which such shares of Series E Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent, multiplied by (ii) the number of votes per share granted to the Class B Common Stock pursuant to Section G.1 below, and such shares shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series E Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series E Preferred. For so long as at least 10,150,000 shares of Series E Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series E Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty percent (60%) of the outstanding Series E Preferred shall be necessary for effecting or validating the following actions by the Company (and the Company shall not permit any of its subsidiaries to effect or validate the following without such vote or written consent) (in each case, whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Amended and Restated Certificate of Incorporation or the Bylaws of the Company that affects the economic interest of the Series E Preferred;

(ii) Any alteration or change to the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series E Preferred;

(iii) Any increase or decrease in the authorized number of shares of Series E Preferred;

(iv) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series E Preferred in right of redemption, liquidation preference, voting, dividend rights or otherwise;

(v) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than dividends required pursuant to Section 1 hereof (except for acquisitions of Common Stock by the Company permitted by Section 1(c)(i), (ii) and (iii) hereof);

(vi) Any authorization or creation of any debt security or incurrence of any indebtedness or guarantee by the Company of aggregate indebtedness in excess of the greater of (a) $50,000,000, and (b) two and one half (2.5) times the Company’s trailing twelve (12) month EBITDA (earnings before interest, taxes, depreciation and amortization) immediately preceding such authorization, creation, incurrence or guarantee by the Company;

(vii) Any acquisition, merger or other transaction resulting in the issuance of equity securities of the Company representing 20% or more of the fully diluted equity securities as of the Effective Time; or

(viii) Any increase or decrease in the authorized number of members of the Company’s Board.

(c) Election of Board of Directors.

(i) For so long as at least 10,150,000 shares of Series E Preferred (subject to adjustment from time to time for any stock split, reverse stock split or other similar event affecting the Series E Preferred) remain outstanding the holders of Series E Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) The holders of Common Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) The holders of Common Stock and Series E Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series E Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series E Preferred held by them, an amount per share of Series E Preferred equal to the following:

(i) If such Liquidation Event occurs on or prior to January 31, 2009, the sum of (A) one and one-half (1.5) times the Original Issue Price plus (B) the amount of any declared but unpaid dividends on the Series E Preferred as of such date. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series E Preferred of the liquidation preference set forth in this Section 3(a)(i), then such assets (or consideration) shall be distributed among the holders of Series E Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(ii) If such Liquidation Event occurs after January 31, 2009 and on or prior to January 31, 2010, the sum of (A) one and three quarters (1.75) times the Original Issue Price plus (B) the amount of any declared but unpaid dividends on the Series E Preferred as of such date. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series E Preferred of the liquidation preference set forth in this Section 3(a)(ii), then such assets (or consideration) shall be distributed among the holders of Series E Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(iii) If such Liquidation Event occurs after January 31, 2010, the sum of the Original Issue Price plus the amount of any declared but unpaid dividends on the Series E Preferred as of such date. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series E Preferred of the liquidation preference set forth in this Section 3(a)(iii), then such assets (or consideration) shall be distributed among the holders of Series E Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preference of the Series E Preferred as set forth in Section 3(a) above, the holders of the Series E Preferred shall be entitled to no further payment and the assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in such Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of the Common Stock.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series E Preferred shall be entitled to receive, for each share of Series E Preferred then held, out of the proceeds of such Acquisition or Asset Transfer available for distribution to the Company’s stockholders, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3(a) above or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Acquisition or Asset Transfer.

(b) For the purposes of this Section 4: (i) “Acquisition” shall mean, unless sixty percent (60%) of the outstanding Series E Preferred consent otherwise, (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

5. CONVERSION RIGHTS.

The holders of the Series E Preferred shall have the following rights with respect to the conversion of the Series E Preferred into shares of Class B Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series E Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class B Common Stock. The number of shares of Class B Common Stock to which a holder of Series E Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series E Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)) by the number of shares of Series E Preferred being converted.

(b) Series E Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series E Preferred (the “Series E Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series E Preferred by the “Series E Preferred Conversion Price,” calculated as provided in Section 5(c).

(c) Series E Preferred Conversion Price. The conversion price for the Series E Preferred shall initially be the Original Issue Price of the Series E Preferred (the “Series E Preferred Conversion Price”). Such initial Series E Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series E Preferred Conversion Price herein shall mean the Series E Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series E Preferred who desires to convert the same into shares of Class B Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series E Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series E Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class B Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Class B Common Stock (at the Class B Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series E Preferred being converted and (ii) in cash (at the Class B Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Class B Common Stock otherwise issuable to any holder of Series E Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series E Preferred to be converted, and the person entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class B Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series E Preferred is issued (the

“Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series E Preferred, the Series E Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series E Preferred, the Series E Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Conversion Upon a Significant Event. If at any time or from time to time on or after the Original Issue Date the Company (i) effects a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company (an “IPO”), or (ii) effects a merger of the Company into another corporation that is not deemed to be an Acquisition and pursuant to which (A) such other corporation is the surviving entity, (B) such other corporation (or its parent, if the Company merges into a wholly-owned subsidiary of such parent) then has a class of its capital stock registered under Section 12 of the Securities Exchange Act of 1934, as amended, and (C) the stockholders of the Company immediately prior to such merger continue to own at least a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) in substantially the same proportions immediately after such merger (a “Reverse Merger” and together with an IPO, collectively, a “Significant Event”), and in connection with such Significant Event, a holder of Series E Preferred converts shares of Series E Preferred into Common Stock, and:

(i) such Significant Event occurs on or prior to January 31, 2009 and the Gross Offering Price is less than 1.5 times the Series E Preferred Conversion Price in effect immediately prior to such Significant Event, the Series E Preferred Conversion Rate in effect immediately before such Significant Transaction shall equal to the quotient of (i) 1.5 times the Original Issue Price, divided by (ii) the Gross Offering Price.

(ii) such Significant Event occurs on or prior to January 31, 2010 and the Gross Offering Price is less than 1.75 times the Series E Preferred Conversion Price in effect immediately prior to such Significant Event, the Series E Preferred Conversion Rate in effect immediately before such Significant Transaction shall equal to the quotient of (i) 1.75 times the Original Issue Price, divided by (ii) the Gross Offering Price.

(iii) such Significant Event occurs after January 31, 2010 and the Gross Offering Price is less than 2.0 times the Series E Preferred Conversion Price in effect immediately prior to such Significant Event, the Series E Preferred Conversion Rate in effect immediately before such Significant Transaction shall equal to the quotient of (i) 2.0 times the Original Issue Price, divided by (ii) the Gross Offering Price.

(iv) “Gross Offering Price” shall mean (i) in connection with an IPO, the gross price per share paid by purchasers of Common Stock in the IPO (without deductions for commission or selling expenses), and (ii) in connection with a Reverse Merger, the gross consideration per share received by the holders of Common Stock.

(g) Milestone Adjustment. If the Company fails to achieve the Milestone (as defined in the Series E Preferred Stock Purchase Agreement dated on or about the date hereof by and among the Company and the purchasers of shares of the Series E Preferred pursuant thereto) (the “Milestone”), and the Company has not consummated an IPO, a Reverse Merger, an Acquisition, an Asset Transfer or a Liquidating Event prior to January 1, 2009, then the Series E Preferred Conversion Price shall be decreased as of January 1, 2009 (the “Milestone Adjustment Date”) in the following manner:

(i) If the Company achieves at least 90% of the Milestone, there shall be no adjustment to the Series E Preferred Conversion Price pursuant to this Section 5(g).

(ii) If the Company achieves at least 75% but less than 90% of the Milestone, the Series E Preferred Conversion Price shall be reduced in accordance with the following formula:

NCP =                                                                                                                   OCP * 50,691,245

( ( 254,012,701 * (110,000,000 / (( 600,000,000 * RP) + 60,000,000 ) ) ) / ( 1 – ( 110,000,000 / ( 600,000,000 * RP + 60,000,000 ) ) ) )

(iii) If the Company achieves less than 75% of the Milestone, the Series E Preferred Conversion Price shall be reduced in accordance with the following formula:

NCP =                                                                                                                   OCP * 50,691,245

(254,012,701 * ( 110,000,000 / ( APMV + 60,000,000) ) / ( 1 – ( 110,000,000 / ( APMV + 60,000,000 ) ) ) )

(iv) For purposes of the formulas in this Section 5(g), the following definitions shall apply:

(A) “APMV” is the Adjusted Pre-Money Valuation which shall be the greater of

(1) 250,000,000 and

(2) The product of 600,000,000 multiplied by ( 1 – ( 1.25 * ( 1 – RP ) ) );

(B) “NCP” shall mean the Series E Preferred Conversion Price in effect immediately after the Milestone Adjustment Date and the adjustments pursuant to this Section 5(g) (which shall be adjusted for stock dividends, combinations, splits, recapitalizations and the like occurring prior to the Milestone Adjustment Date);

(C) “RP” shall mean the quotient of the actual aggregate gross revenue of the Company in the fiscal year ending December 31, 2008 divided by the Milestone;

(D) “OCP” shall mean the Series E Preferred Conversion Price in effect immediately before the Milestone Adjustment Date and prior to the adjustments pursuant to this Section 5(g) (which shall be adjusted for stock dividends, combinations, splits, recapitalizations and the like occurring prior to the Milestone Adjustment Date); and

(E) “AR” shall mean the actual aggregate gross revenue of the Company in the fiscal year ending December 31, 2008;

(v) In no case shall the Series E Preferred Conversion Price be reduced pursuant to this Section 5(g) be adjusted below $.90 (as adjusted for stock dividends, combinations, splits, recapitalizations and the like); provided, however, that if the Series E Preferred Conversion Price is subject to adjustments pursuant to Section 5 following the Effective Time, such adjustments shall be in addition to any adjustments under this Section 5(g).

(h) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, the Series E Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Series E Preferred Conversion Price shall be adjusted by multiplying the Series E Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series E Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series E Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series E Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(i) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series E Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series E Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series E Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series E Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series E Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series E Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(j) Sale of Shares Below Series E Preferred Conversion Price.

(i) If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 5(j) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series E Preferred Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series E Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series E Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series E Preferred Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series E Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Series E Preferred Conversion Price in an amount less than one cent per share. Any adjustment required by this Section 5(j) shall be rounded to the nearest one cent $0.01 per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the Series E Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 5(j), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(j), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series E Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the Series E Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series E Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series E Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series E Preferred.

(v) For the purpose of making any adjustment to the Conversion Price of the Series E Preferred required under this Section 5(j), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Series E Preferred;

(B) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board up to 22,313,284 shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; provided, however, that such amount shall be increased to reflect any shares of Common Stock (i) not issued pursuant to the rights, agreements, option or warrants (“Unexercised Options”) as a result of the termination of such Unexercised Options or (ii) reacquired by the Company from employees, directors or consultants at cost (or the lesser of cost or fair market value) pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company;

(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination and any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements; provided that in each case, the issuance of shares therein has been approved by the Company’s Board, including the representatives designated by the Series E Preferred;

(E) shares of Common Stock or Convertible Securities issued as a dividend or other distribution on the Preferred Stock or Common Stock; or

(F) shares of Common Stock or Convertible Securities issued by the Company and with respect to which the holders of at least sixty percent (60%) of the outstanding Series E Preferred have waived their rights to any adjustment pursuant to this Section 5.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series E Preferred Conversion Price shall be reduced to the Series E Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(k) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series E Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series E Preferred, if the Series E Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series E Preferred so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series E Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series E Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(l) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series E Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of sixty percent (60%) of the outstanding Series E Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(m) Automatic Conversion.

(i) Each share of Series E Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series E Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least sixty percent (60%) of the outstanding shares of the Series E Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, on NASDAQ or the New York Stock Exchange covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $75,000,000 (a “Qualified Public Offering”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii) Upon the occurrence of either of the events specified in Section 5(m)(i) above, the outstanding shares of Series E Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series E Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series E Preferred, the holders of Series E Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series E Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series E Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(n) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series E Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series E Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(o) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(p) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(q) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series E Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series E Preferred so converted were registered.

6. NO REISSUANCE OF SERIES E PREFERRED.

No share or shares of Series E Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

G. The rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows

1. VOTING RIGHTS.

(a) Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(b) Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(c) Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held by such holder as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

2. DIVIDENDS. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation when, as and if declared by the Board of Directors from time to time with respect to the Common Stock, consistent with Delaware law, out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

3. LIQUIDATION. Subject to the preferences applicable to any series of Preferred Stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

4. SUBDIVISION OR COMBINATIONS. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

5. EQUAL STATUS. Except as expressly provided in this Article IV, Section G, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

6. CONVERSION.

(a) As used in this Section 6, the following terms shall have the following meanings:

(i) “Affiliate” shall mean, with respect to any person, any (i) general partner, director or officer or any stockholder or any other person holding 10% or more of the equity interests (on a fully diluted basis) of such person, and (ii) other persons that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise:

(ii) “Class B Stockholder” shall mean the registered holder of a share of Class B Common Stock that has not been converted into a share of Class A Common Stock at the Effective Time.

(iii) “Transfer” of a share of Class B Common Stock shall mean any direct sale, assignment, gift, transfer, conveyance, pledge, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, a direct transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the direct transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section G.6(a)(iii).

(A) the granting of a proxy to officers or directors of the Corporation whether or not at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders; or

(B) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to which Voting Control is granted over such share to an officer or director of the Corporation that does not involve any payment of cash, securities, property or other consideration to the Class B Stockholder other than the mutual promise to vote shares in a designated manner;

(C) a Transfer by a stockholder who is an individual upon such stockholder’s death pursuant to a will or the laws of descent and distribution;

(D) any Transfer of Convertible Securities;

(E) any Transfer to an Affiliate; or

(F) any Transfer by an individual stockholder to, or for the benefit of, any spouse or any ancestor, descendant, sibling, or child of a sibling of such stockholder or his or her spouse (each, a “Family Member”), or any Transfer by a stockholder to a trust, or limited partnership or limited liability company for the benefit of any Family Member.

(iv) “Voting Control” with respect to a share of Class B Common Stock shall mean the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

(b) Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at any time at the option of the holder thereof. The holder of each share of Class B Common Stock may exercise the conversion rights as to such share by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Class B Common Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation or accompanied by a written instrument or instruments of transfer (if required by it), accompanied by written notice stating that the holder elects to convert all or a number of such shares represented by the certificate or certificates. Such notice shall also state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued.

(c) Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share.

(d) The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class common stock structure, consistent with applicable law and the provisions of this Amended and Restated Certificate of Incorporation, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer of a share of Class B Common Stock results in a conversion to Class A Common Stock shall be conclusive.

(e) In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section F, such conversion shall be deemed to have been made (a) upon the receipt by the Corporation of the holder’s notice pursuant to Section G.6(b) above, or (b) at the time that the Transfer of such shares occurred, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

7. RESERVATION OF STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

SIX: To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors or stockholders who are purchasers of Series E Preferred (or Common Stock issued upon conversion thereof) and their respective affiliates, other than those directors or stockholders who are employees or officers of the Corporation. No amendment or repeal of this Article Six shall apply or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

IN WITNESS WHEREOF, Globus Medical, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 23rd day of July 2007.

GLOBUS MEDICAL, INC.

Signature:	/s/ David C. Paul

Print Name:	David C. Paul

Title:	President and CEO